                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 1997, on our audits of the consolidated financial statements of The Colonial BancGroup, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and our report dated February 11, 1997 on our audits of the supplemental consolidated financial statements of The Colonial BancGroup, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which reports are included in The Colonial BancGroup, Inc.'s Annual Report on Form 8-K for the year ended December 31, 1995.

                                          COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
March 21, 1997